Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Paul Feeney
Executive Vice President
and Chief Financial Officer
AEP Industries
(201) 807-2330
feeneyp@aepinc.com

AEP INDUSTRIES INC. REPORTS FISCAL 2003 THIRD
QUARTER RESULTS

South Hackensack, NJ, September 10, 2003 — AEP Industries Inc. (Nasdaq: AEPI, the “Company”) today reported financial results for its fiscal third quarter ended July 31, 2003.

Net sales rose 9.5 percent for the third quarter to $190,130,000, compared with $173,682,000 in last year’s third quarter.  Excluding $14,110,000 of positive impact of foreign exchange, worldwide net sales increased $2,338,000 or 1.3 percent. The increase in net sales is primarily due to an 11.8 percent increase in average unit sales prices partially offset by a 9.4 percent decrease in sales volume during the 2003 third quarter.  For the first nine months of fiscal 2003, net sales were $550,908,000, compared with $483,233,000 in the same period a year ago.  Net sales for fiscal 2003 year to date, after excluding $36,455,000 of positive impact of foreign exchange, increased $31,220,000 or 6.5 percent. This increase is primarily due to an 8.2 percent increase in average per unit selling prices, which was partially offset by a 1.6 percent volume decrease.

For the third quarter of fiscal 2003 gross margin decreased to 15.8 percent from 17.4 percent last year.  Even though there were no major raw material price increases during the current quarter, and the Company was able to pass through some of the previous quarters’ raw material price increases, gross margins were lower in the 2003 third quarter because of lower volumes, which led to underutilization of the Company’s plants during the quarter.  The nine-month gross margin decreased to 16.4 percent compared with 20.1 percent in the prior fiscal year.  Gross margin declined in the most recent nine-month period primarily as a result of the Company’s inability to pass on all of the increased raw materials costs to its customers.  In addition, the results of the Company’s

European businesses throughout fiscal 2003 were negatively affected by the increased value of the Euro.

Operating expenses increased $210,000 and $5,133,000 for the 2003 three and nine month periods.  The decline in value of the U.S. dollar during the period increased operating expenses by $1,900,000 for the 2003 third quarter and $5,000,000 for the 2003 nine-month period.

Income from operations for the third quarter and nine-month period was $2,946,000 and $3,281,000, compared with $9,685,000 and $21,499,000 for the prior year periods.

The net loss for both the 2003 third quarter and nine-month results include a pretax gain of $5,892,000 ($3,512,000 after tax) from the previously announced sale of the Company’s 50 percent ownership in Rapak Asia Pacific Limited to its joint venture investment partner, DS Smith (UK) Limited.

The net loss for the 2003 third quarter was $2,033,000, or $0.25 per share (diluted), compared with a net loss of $2,488,000, or $0.32 per share (diluted), in the 2002 third quarter.

For the 2003 nine-month period, AEP reported a net loss of $9,635,000, or $1.20 per share (diluted), compared with net income of $5,348,000, or $0.68 per share (diluted), in the same period last year.  The 2002 nine-month results include a $6,824,000 gain from the sale of a 50 percent interest in the Company’s Australasia “bag in box” operations during the first quarter of 2002.

“As expected the operating environment worldwide remained very competitive.  Volume decreased in North America and in Europe because of slightly lower prime resin pricing in the current period which resulted in our customers working off their inventories and slowing down of purchases of new product,” commented Brendan Barba, Chairman and Chief Executive Officer of the Company.  “We continue to take the right steps in our Asia/Pacific operations and are very pleased with the volume increases and financial results we are gaining from this region as its economy is starting to show signs of recovery.  During the third quarter, we successfully completed the sale of our stake in Rapak.  This strategic decision furthers our efforts to dispose of specific product segments not related to our core business.  Our strategy is to make adjustments to our capacity to deliver value added specialty film products to our customers on a world-wide basis.”

The Company invites all interested parties to listen to its third quarter conference call live over the Internet at www.aepinc.com on Thursday, September 11, 2003 at 10:00 a.m. EDT.  An archived version of the call will be made available after the call is concluded.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets.  The Company has operations in nine countries throughout North America, Europe and Australasia.

Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results.  Those risks include, but are not limited to, risks associated with pricing, volume, EBITDA guidance and conditions of markets.  Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.

-Table Follows-

AEP INDUSTRIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	For the Three Months Ended July 31,		For the Nine Months Ended July 31,
	2003	2002	2003	2002
NET SALES	$190,130	$173,682	$550,908	$483,233
COST OF SALES	160,092	143,519	460,441	386,085
Gross profit	30,038	30,163	90,467	97,148
OPERATING EXPENSES
Delivery	8,160	9,602	26,341	26,199
Selling	10,972	10,343	32,190	30,011
General and Administrative	7,960	6,937	22,251	19,439
Total operating expenses	27,092	26,882	80,782	75,649
Income from operations	2,946	3,281	9,685	21,499
OTHER INCOME (EXPENSE):
Interest expense, net	(6,463)	(6,205)	(19,216)	(18,938)
Gain on sale of interest in subsidiary	—	—	—	6,824
Gain on sale of interest in joint venture	5,892	—	5,892	—
Other, net	(1,128)	(935)	(2,660)	(1,555)
	(1,699)	(7,140)	(15,984)	(13,669)
Income (loss) before provision for income taxes	1,247	(3,859)	(6,299)	7,830
PROVISION FOR INCOME TAXES	3,280	(1,371)	3,336	2,482
Net income (loss)	$(2,033)	$(2,488)	$(9,635)	$5,348

EARNINGS (LOSS) PER SHARE
Net income (loss) per common share - basic and diluted	$(0.25)	$(0.32)	$(1.20)	$0.68

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